Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated September 25, 2007, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (“PVH” and, together with its subsidiaries, the “Company”), and EMANUEL CHIRICO (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has previously entered into an Amended and Restated Employment Agreement with the Executive dated as of March 3, 2005 (the “Existing Agreement”);

WHEREAS, the Existing Agreement was entered into subsequent to the effective date of Section 409A of the Internal Revenue Code of 1986 relating to deferred compensation but prior to the adoption of the final regulations promulgated thereunder; and

WHEREAS, the parties desire to amend the Existing Agreement to bring the Existing Agreement into compliance with the final regulations promulgated under Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Agreement.

2.

Amendments.

(a)

The last sentence of Section 3(b) of the Agreement, which provides as follows:

To the extent the payment of the Severance Amount commencing immediately following the Executive’s date of termination would result in the imposition of the additional tax under Section 409A of the Code, the first installment of the Severance Amount (equal to the amount that would have been paid if the Severance Amount had been paid ratably during the six-month period following the date of termination) shall be paid on the first business day that is six months after the date of termination and all remaining installments for such 24-month period shall be paid as provided above.

is deleted in its entirety and the following substituted in lieu thereof:

If the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees  on the date on which he separates from service, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(b)

The last sentence of Section 3(f)(ii) of the Existing Agreement, which provides as follows:

To the extent the immediate payment of the amount determined under clause (C) would result in the imposition of the additional tax under Section 409A of the Code, such amount shall be paid in a lump sum on the business day that is six months after the date of termination.

is deleted in its entirety and the following substituted in lieu thereof:

Notwithstanding anything in this Section 3(f)(ii) to the contrary, if the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date on which he separates from service, the lump sum amount described in clause (C) of the first sentence of this Section 3(f)(ii) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service (unless such amount shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4)).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such amount during the six-month period and shall be paid at the same time at which the lump sum payment is made.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of the Executive's death prior to the end of the six-month period.

(c)

The following paragraph (F) is added at the end of Section 3(f)(iii):

Any Gross-Up Payment or reimbursement by the Company of expenses incurred by the Executive in connection with a tax audit or litigation relating to the Excise Tax, as provided for in this Section 3(f)(iii), shall be paid no later than the last day of the calendar year following the calendar year in which the Executive remitted the Excise Tax or, if no Excise Tax is paid, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.  Furthermore, if the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date on which he separates from service, any Gross-Up Payment or reimbursement by the Company as required by this Section 3(f)(iii) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service  (unless such amount shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(a)(4)).  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such amount during the six-month period and shall be paid at the same time at which such Gross-Up Payment or reimbursement is made.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding two sentences shall commence earlier in the event of the Executive's death prior to the end of the six-month period.

(d)

The following sentence is added at the end of Section 7(i):

Any reimbursement made to the Executive by the Company pursuant to this Section 7(i) shall be made in accordance with the generally applicable expense reimbursement policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.

3.

Continued Effectiveness of the Existing Agreement.  The Existing Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Existing Agreement set forth in the Existing Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Existing Agreement shall mean the Existing Agreement, as amended by this Amendment.

4.

Miscellaneous

(a)

This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.

(b)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same amendment.

PHILLIPS-VAN HEUSEN CORPORATION

By:

/s/ Mark D. Fischer

Name:  Mark D. Fischer

Title:  Senior Vice President

/s/ Emanuel Chirico

Emanuel Chirico

4